UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 02, 2026

Petco Health and Wellness Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39878	81-1005932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10850 Via Frontera
San Diego, California		92127
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7845

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	WOOF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2026, Petco Health and Wellness Company, Inc. (the “Company”), certain subsidiaries of the Company, each 2026 Term Loan Lender (the “Refinancing Lenders”) and Citibank, N.A., as Administrative Agent (the “Administrative Agent”), entered into the Second Amendment to Credit Agreement (the “Amendment”), amending the First Lien Credit Agreement, dated as of March 4, 2021, by and among the Company, the lenders from time to time party thereto and the Administrative Agent (the “Credit Agreement”).

Among other changes, the Amendment provides that the Refinancing Lenders will provide term loans (the “Refinancing Term Loans”) to the Company in an aggregate principal amount of $900 million, the proceeds of which, together with cash on hand and the proceeds from Company’s issuance of $600 million in aggregate principal amount of 8.250% senior secured notes due 2031 (the “Notes”), shall be used to repay the existing term loan facility under the Credit Agreement.

The Refinancing Term Loans have an applicable interest rate margin equal to Term Benchmark (as defined in the Credit Agreement) plus 4.25%, with a 0.00% floor (with optionality for the Company to elect Base Rate plus 3.25% (as defined in the Credit Agreement)).

The Refinancing Term Loans are also subject to a “soft call” premium of 1.00% for certain repricing transactions with respect to the Repriced Term Loans that occur within the six-month period after the effective date of the Amendment. The Refinancing Term Loans amortize at a rate of 1.00% per annum and mature on the fifth anniversary of the Amendment effective date.

The foregoing description of certain provisions of the Amendment and the underlying Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The information set forth below in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 2, 2026, the Company issued the Notes pursuant to an indenture, dated as of February 2, 2026 (the “Indenture”), among the Company, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent.

The Company intends to use the net proceeds from the sale of the Notes, together with borrowings under the Refinancing Term Loans and cash on hand, to repay in full its term loan facility under the Credit Agreement, to pay related fees and expenses, and for general corporate purposes.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness or guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock; issue certain preferred stock or similar equity securities; make loans and investments; sell or otherwise dispose of assets; incur liens; enter into transactions with affiliates, enter into agreements restricting our subsidiaries’ ability to pay dividends; and consolidate, merge, or sell all or substantially all assets. These restrictions, however, are subject to a number of important exceptions and qualifications.

The Indenture also provides that the Notes may become subject to redemption under certain circumstances, including a change of control (as defined in the Indenture) of the Company. Prior to February 1, 2028, the Company may, at its option, redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the make-whole premium set forth in the Indenture, together with accrued and unpaid interest. On and after February 1, 2028, the Company may, at its option, redeem the Notes in whole or in part, at certain redemption prices (expressed as percentages of the principal amount thereof) set forth in the Indenture, together with accrued and unpaid interest.

The foregoing is a summary and is qualified by reference to the Indenture, which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated February 2, 2026, among the Company, the guarantors party thereto, and U.S. Bank Trust Company, National Association
10.1	Second Amendment to Credit Agreement, dated February 2, 2026, among the Company, the guarantors party thereto, certain lenders party thereto and Citibank, N.A., as administrative agent*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission or its staff upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petco Health and Wellness Company, Inc.

Date:	February 2, 2026	By:	/s/ Giovanni Insana
Name: Giovanni Insana Title: Chief Legal Officer and Secretary